UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 19, 2016

RSP PERMIAN, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36264	90-1022997
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3141 Hood Street, Suite 500

Dallas, Texas 75219

(Address of Principal Executive Offices)

(Zip Code)

(214) 252-2700

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into Material Definitive Agreement.

RSP Permian, Inc. (the “Company”) entered into a Credit Agreement, dated December 19, 2016, with RSP Permian L.L.C. (the “Borrower”), JPMorgan Chase Bank, N.A., as administrative agent, and the lenders party thereto (the “Credit Agreement”). The Credit Agreement has a maturity date of December 19, 2021.

The amount available to be borrowed under the Credit Agreement at any time is the lesser of the borrowing base and the amount of the aggregate elected commitments. The borrowing base, initially $950 million, will be redetermined semiannually each May and November and depends on the volumes of the Borrower’s and certain of its subsidiaries’ proved oil and natural gas reserves, estimated cash flows from these reserves and the Borrower’s commodity hedge positions. The Credit Agreement will provide the Borrower the ability, subject to certain conditions, including one or more new and/or existing lenders agreeing to increase its commitment under the Credit Agreement, to elect the amount of the aggregate commitments from time to time under the Credit Agreement up to the amount of the borrowing base then in effect. The aggregate elected commitment amount is used for purposes of determining the amount available to be borrowed under the Credit Agreement and for purposes of calculating certain fees payable under the Credit Agreement. The Borrower has initially elected an aggregate commitment amount of $900 million.

The obligations of the Borrower under the Credit Agreement are secured by liens on substantially all of the Company’s and the Borrower’s properties and by guarantees from the Company and certain subsidiaries of the Borrower, including Silver Hill Energy Partners, LLC. The obligations of the Borrower under the Credit Agreement will not be guaranteed by any subsidiary that the Borrower designates as an unrestricted subsidiary pursuant to the Credit Agreement.

The Credit Agreement contains restrictive covenants that may limit the Company’s ability to, among other things, incur additional indebtedness, make loans to others, make investments, enter into mergers, make or declare dividends, enter into commodity hedges exceeding a specified percentage or our expected production, enter into interest rate hedges exceeding a specified percentage of our outstanding indebtedness, incur liens, sell assets, and engage in certain other transactions without the prior consent of the lenders.

The Credit Agreement also requires the Company to maintain the following two financial ratios:

•	a working capital ratio, which is the ratio of consolidated current assets (including unused commitments under the Credit Agreement and excluding restricted cash and derivative assets) to consolidated current liabilities (excluding the current portion of long-term debt under the Credit Agreement and derivative liabilities), of not less than 1.0 to 1.0, and

•	a leverage ratio, which is the ratio of the sum of all of the Company’s debt to the consolidated EBITDAX (as defined in the Credit Agreement) for the four fiscal quarters then ended, of not greater than 4.25 to 1.0.

Principal amounts borrowed are payable on the maturity date, and interest is payable quarterly for base rate loans and at the end of the applicable interest period for Eurodollar loans. The Borrower has a choice of borrowing in Eurodollars or at the alternate base rate. Eurodollar loans bear interest at a rate per annum equal to an adjusted LIBOR rate (equal to the quotient of: (i) the LIBOR rate divided by (ii) a percentage equal to 100% minus the maximum rate on such date at which the Administrative Agent is required to maintain reserves on “Eurocurrency Liabilities” as defined in and pursuant to Regulation D of the Board of Governors of the Federal Reserve System) plus an applicable margin ranging from 200 to 300 basis points, depending on the percentage of the aggregate elected commitments utilized. Alternate base rate loans bear interest at a rate per annum equal to the greatest of: (i) the agent bank’s referenced rate, (ii) the federal funds effective rate plus 50 basis points, and (iii) the adjusted LIBOR rate plus 100 basis points, plus an applicable margin ranging from 100 to 200 basis points, depending on the percentage of the aggregate elected commitments utilized. The Borrower will also pay a commitment fee of 0.375% to 0.50% charged on the aggregate elected commitment amount, based on the percentage of the aggregate elected commitments utilized. The Borrower may repay any amounts borrowed prior to the maturity date without any premium or penalty other than customary LIBOR breakage costs.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03 of this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Credit Agreement, dated as of December 19, 2016, among RSP Permian, Inc., RSP Permian, L.L.C., JPMorgan Chase Bank, N.A., as administrative agent, and the lenders party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RSP PERMIAN, INC.

By:	/s/ James E. Mutrie
James E. Mutrie
General Counsel and Vice President

Dated: December 21, 2016

EXHIBIT INDEX

Exhibit No.	Description

10.1	Credit Agreement, dated as of December 19, 2016, among RSP Permian, Inc., RSP Permian, L.L.C., JPMorgan Chase Bank, N.A., as administrative agent, and the lenders party thereto.

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